Exhibit 99.1

Contact: Stewart E. McClure, Jr.
President & CEO
908-630-5000

SOMERSET HILLS BANCORP REPORTS
2009 SECOND QUARTER AND SIX-MONTH EARNINGS
DECLARES CASH DIVIDEND OF $0.05 PER SHARE

BERNARDSVILLE, N.J., July 24, 2009 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the “Company”) parent company of Somerset Hills Bank (the “Bank”) reported net income of $331,000 for the quarter ended June 30, 2009 versus $367,000 earned during the second quarter of 2008. For the first six months of 2009, net income was $950,000 versus $811,000 for the first six months of 2008.

Net income available to common stockholders was $68,000 for the second quarter 2009 and $595,000 for the six months ended June 30, 2009 reflecting accretion, dividends, and repurchase premium related to $7.4 million of preferred stock issued on January 16, 2009 to the U.S. Treasury under the Capital Purchase Program. Diluted earnings per share were $0.01 for the second quarter of 2009 versus $0.07 for the second quarter of 2008 and $0.11 for the first six months of 2009 versus $0.15 for the first six months of 2008. On May 20, 2009 the Company repurchased all shares of the preferred stock and on June 24, 2009 repurchased all common stock purchase warrants issued to Treasury in the January transaction.

Stewart E. McClure, Jr., President and CEO stated, “As a bank with strong capital, we were among just a handful of financial institutions nationwide that redeemed all of the preferred stock and warrants issued to the U.S Treasury without any requirement to raise additional equity. Having paid off these highly dilutive securities, we are now released from several restrictions including prohibitions against cash dividend increases and stock repurchases. Turning to asset quality, the quarter was marked by no charge-offs and a slight decline in nonperforming loans, in the face of rising credit problems across the banking industry. Despite our recent asset quality performance, we continue to manage our asset portfolios with the knowledge that almost all financial institutions, including ourselves, are susceptible to the ill-effects of economic downturns.” Mr. McClure further commented, “Our core deposits grew at a strong pace, as evidenced by a 9.2% (36.6% on an annualized basis) increase in average noninterest-bearing demand deposits versus the first quarter of 2009. Although our net interest margin remained lower than historical levels, we are poised for margin expansion during the latter half of 2009 as high-rate promotional time deposits mature and re-price and we begin to capitalize on select opportunities to increase our loan portfolio. We continue to manage our balance sheet conservatively, largely steering clear of investments in low-yielding securities that may increase earnings slightly today, but are likely to have a negative impact on shareholder value in the longer-term.”

Net interest income for the 2009 second quarter totaled $2,524,000, a decline of $152,000, or 5.7%, from $2,676,000 earned in the year ago quarter. The net interest margin declined by 71 basis points to 3.43% in the current quarter from 4.14% in the prior year quarter. Average interest-earning assets were $295.3 million, up 13.6% from $260.0 million in the second quarter of 2008. For the first half of 2009, net interest income was $5,107,000 and the net interest margin was 3.56%, down from $5,338,000 and 4.18% for the first half of 2008. Average interest-earning assets increased by 12.7% to $289.6 million for the first six months of 2009 versus $257.0 million for same period one year ago. The reductions in net interest margin and the increases in interest-earning assets were substantial, although anticipated, due to our desire to remain more liquid than normal and to grow market share by offering time deposits at competitive rates of interest. The first tranche of these deposits matured at the end June and in early July, and a significant amount have been retained at interest rates that are at least 200 basis points lower. This deposit re-pricing, combined with additional deposit maturities and projected increases in our loan portfolio, point to a widening net interest margin for the second half of 2009.

Non-interest income increased by $194,000 to $716,000 in the second quarter of 2009, from $522,000 in the second quarter of 2008, primarily due to higher gains on sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank. Sullivan originates loans for sale strictly on a pre-sold flow-basis, and had a strong quarter due to increased residential loan refinancing business. For the six months ended June 30, 2009, non-interest income was $1,787,000, up $800,000 from the first six months of 2008. In addition to stronger mortgage banking activity in the six-month period, the Company received, in January 2009, $568,000 in tax free proceeds from a bank-owned life insurance policy as a result of the death of our founding Chief Financial Officer, Gerard Riker.

Non-interest expenses increased by $106,000 to $2,645,000 in the second quarter of 2009, from $2,539,000 in the second quarter of 2008. FDIC insurance assessment expense increased by $222,000, including a special assessment of approximately $140,000. Excluding the significant increase in FDIC insurance costs, the Bank’s total other non-interest expenses decreased reflecting lower legal and consulting costs, as well as a focus on cost containment. For the six months ended June 30, 2009, non-interest expense was $5,311,000, up $335,000 versus the first six months of 2008. The increase for the six-month period comparison was due to increased FDIC costs and a non-recurring $183,000 expense for retirement plan liability due to Mr. Riker’s death, partially offset by overall expense control.

Total non-performing loans at quarter-end decreased to $119,000, representing 0.06% of total loans versus $127,000, or 0.06% of total loans, at March 31, 2009 and $2,100,000, or 1.00% of total loans, at June 30, 2008. The Company had no other real estate owned at June 30, 2009 down from $260,000 one year ago.

There were no net charge-offs in the current quarter versus $230,000 for the second quarter of 2008, while net charge-offs for the first half of 2009 were $646,000 versus $375,000 for the first half of 2008. The ratio of allowance for loan losses to total loans was 1.33% at June 30, 2009, 1.27% at March 31, 2009 and 1.45% at June 30, 2008. The allowance for loan losses currently covers nonperforming loans by more than 23x.

The Company’s tangible common equity ratio was 12.03% at June 30, 2009 and 12.88% at June 30, 2008. Tangible book value per share was $7.27 at June 30, 2009 and $7.08 at June 30, 2008.

The Board of Directors has declared a quarterly cash dividend of $0.05 per share, payable August 31, 2009 to shareholders of record as of August 17, 2009.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended June 30
($ in thousands except per share data)	2009	2008

Income Statement Data:
Net interest income	$2,524	$2,676
Provision for loan losses	150	145
Net interest income after prov. for loan losses	2,374	2,531
Non-interest income	716	522
Non-interest expense	2,645	2,539
Income before income taxes	445	514
Income tax expense	114	147
Net income	$331	$367
Net income available to common	$68	$367
Diluted earnings per share	$0.01	$0.07

Balance Sheet Data:
At period end-
Total assets	$312,918	$283,517
Loans, net	205,343	206,163
Loans held for sale	10,706	4,419
Allowance for loan losses	2,774	3,041
Investment securities held to maturity	12,262	12,056
Investment securities held for sale	28,128	25,949
Deposits	262,196	234,735
Borrowings	11,000	11,000
Shareholders' equity	37,641	36,510
Tangible book value per share	$7.27	$7.08
Tangible common equity ratio	12.03%	12.88%
Average for the period-
Interest-earning assets	295,315	259,993
Total assets	314,973	280,897
Shareholders' equity	42,272	37,235

Performance Ratios:
Return on average assets	0.42%	0.52%
Return on average equity	3.14%	3.95%
Net interest margin	3.43%	4.14%
Efficiency ratio	81.6%	79.4%

Asset Quality:
Net charge-offs (recoveries)	-	230
At period end-
Nonaccrual loans	119	2,100
OREO property	-	260
Nonperforming loans to total loans	0.06%	1.00%
Nonperforming assets to total assets	0.04%	0.83%
Allowance for loan losses to total loans	1.33%	1.45%
Allowance as a % of nonperforming loans	2,331%	145%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Loans, including fees	$2,913	$3,168	$5,801	$6,605
Federal funds sold	-	51	2	87
Investment securities	499	457	1,062	929
Cash and due from banks	26	5	37	11
Total interest income	3,438	3,681	6,902	7,632

INTEREST EXPENSE
Deposits	821	913	1,611	2,112
Federal Home Loan Bank advances	93	92	184	182
Total interest expense	914	1,005	1,795	2,294

Net Interest Income	2,524	2,676	5,107	5,338

PROVISION FOR LOAN LOSSES	150	145	600	215

Net interest income after provision for
loan losses	2,374	2,531	4,507	5,123

NON-INTEREST INCOME
Service fees on deposit accounts	64	76	135	142
Gains on sales of mortgage loans, net	513	288	798	545
Bank owned life insurance	77	86	722	173
Other income	62	72	132	127
Total Non-Interest Income	716	522	1,787	987

NON-INTEREST EXPENSE
Salaries and employee benefits	1,288	1,310	2,768	2,615
Occupancy expense	470	474	978	958
Advertising & business promotions	60	84	101	144
Printing stationery and supplies	49	54	114	97
Data processing	131	142	251	281
Other operating expense	647	475	1,099	881
Total Non-Interest Expense	2,645	2,539	5,311	4,976

Income before provision for taxes	445	514	983	1,134

PROVISION FOR INCOME TAX	114	147	33	323

Net income	$331	$367	$950	$811

Dividends on preferred stock and accretion	263	-	355	-

Net income available to
common stockholders	$68	$367	$595	$811

Per share data
Net income - basic	$0.01	$0.07	$0.11	$0.16
Net income - diluted	$0.01	$0.07	$0.11	$0.15

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$38,974	$19,997
Federal funds sold	-	1,500
Total cash and cash equivalents	38,974	21,497

Loans held for sale,net	10,706	2,366
Investment securities held to maturity (Approximate maket value
of $11,561 in 2009 and $11,608 in 2008)	12,262	12,293
Investments available for sale	28,128	36,816

Loans receivable	208,117	211,246
Less allowance for loan losses	(2,774)	(2,819)

Net loans receivable	205,343	208,427

Premises and equipment, net	5,738	5,973
Bank owned life insurance	7,599	8,459
Accrued interest receivable	1,091	1,227
Other assets	3,077	2,605

Total assets	$312,918	$299,663

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$56,174	$50,957
Interest bearing deposits
Now,M/M and savings	144,587	140,945
Certificates of deposit, under $100,000	32,583	32,774
Certificates of deposit, $100,000 and over	28,852	25,084

Total deposits	262,196	249,760

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	2,081	1,374

Total liabilities	275,277	262,134

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	-	-
Common stock- authorized 9,000,000 shares
of no par value; issued and outstanding, 5,179,420
shares in 2009 and 5,180,012 shares in 2008	37,303	37,361
Accumulated deficit	(245)	(326)
Accumulated other comprehensive income	583	494

Total stockholders' equity	37,641	37,529

Total liabilities and stockholders' equity	$312,918	$299,663